Exhibit (c)(7)

Presentation to the Conflicts Committee of Sprague Resources GP LLC Discussion Materials June 2, 2022 / Confidential Jefferies LLC Member SIPC

Jefferies LLC June 2022 / Disclaimer The following pages contain materials provided to the Conflicts Committee of the Board of Directors (the “Committee”) of Sprague Resources GP LLC (the “General Partner”), the general partner of Sprague Resources LP (“Sprague”), by Jefferies LLC (“Jefferies”) in connection with the Committee’s consideration of the proposal by Hartree Partners, LP (“Hartree”) to acquire all of the outstanding Common Units of Sprague not owned by Hartree or its affiliates. These materials were prepared on a confidential basis in connection with an oral presentation to the Committee and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for the internal use of the Committee in its evaluation of the Proposed Transaction and may not be used for any other purpose, or disclosed, quoted, or referred to, reproduced or disseminated, in whole or in part, to any party without Jefferies’ prior written consent. These materials are not intended to provide the sole basis for evaluating and should not be considered a recommendation with respect to any transaction. The information contained in this presentation is based solely on publicly available information or information furnished to Jefferies by management of the General Partner. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. To the extent such information includes estimates or forecasts of future financial performance prepared by management of the General Partner, Jefferies has assumed that such forecasts have been reasonably prepared on a basis representing the best currently available estimates and judgments of the General Partner’s management. These materials are necessarily based on economic, market and other conditions as they exist on, and information made available as of, the date hereof. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein. Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. These materials do not constitute a fairness opinion and should not be relied on by the Committee as such. i

Jefferies LLC June 2022 / Table of Contents Executive Summary 1 Financial Analysis 4 Appendix Weighted Average Cost of Capital Analysis 18 ii

Jefferies LLC June 2022 / Executive Summary 1

Executive Summary

Key Points

- On January 11, 2022, Sprague Resources LP ("Sprague") (NYSE: SRLP) announced the receipt of an unsolicited non-binding proposal from Hartree Partners, LP ("Hartree") pursuant to which Hartree would acquire all of the outstanding common units of Sprague (the "Common Units") that Hartree and its affiliates do not already own in exchange for $16.50 in cash per Common Unit
  - Hartree and its affiliates hold ~74.5% of the outstanding Common Units of Sprague
  - The proposed consideration represented a premium of 8.0% to the closing price of the Common Units on January 11, 2022
- Following negotiations between Hartree and the Conflicts Committee, Hartree agreed to increase its proposed consideration to $19.00 in cash per Common Unit, representing a premium of 24% to the January 11, 2022 Common Unit price

Proposed Transaction Structure

Proposed Offer Economics	
SRLP Common Units Outstanding (MM)	26.2
Less: Common Units Held by Hartree	(19.5)
Publicly Held SRLP Common Units (MM)	**6.7**
Offer Price per SRLP Unit	$19.00
Common Unit Equity Purchase Price ($ MM)	**$127.1**


Hartree
$127.1 MM in Cash ($19.00 per Common Unit)
6.7 MM SRLP Common Units
Sprague HP Holdings, LLC
~74.5% LP Interest and IDRs
Sprague Resources GP LLC
0% GP Interest
Public Unitholders
Management and Board
~24.1% LP Interest
~1.4% LP Interest
Sprague
NYSE: SRLP

Jefferies LLC / June 2022

2

Jefferies

Offer Analysis

($ MM, except per unit values)

Proposed Transaction Overview

Proposal	
Purchase Price per SRLP Common Unit	$19.00
SRLP Common Units Held by Public (MM)	6.7
Common Unit Equity Purchase Price ($ MM)	**$127.1**

Purchase Price	Metric	Unit Price	Current Offer Price **$19.00**
Implied Premium / (Discount) to SRLP:	Unit Price at Initial Proposal (as of 1/11/22)	$15.28	24.3%
	Closing Unit Price (as of 6/1/22)	15.98	18.9%
	10-Day VWAP (as of 1/11/22)	14.14	34.3%
	20-Day VWAP (as of 1/11/22)	13.59	39.8%
	30-Day VWAP (as of 1/11/22)	13.74	38.3%
	90-Day VWAP (as of 1/11/22)	16.57	14.7%
	52-Week High	29.43	(35.4%)
	52-Week Low	12.31	54.3%
	IPO Unit Price (at 10/25/13)	18.00	5.6%
Purchase Price			$19.00
Fully Diluted Units Outstanding (MM)			26.2
Implied Total SRLP Equity Value			**$499**
Plus: Total Debt [(1)]			714
Less: Cash & Cash Equivalents			(5)
Implied Total Enterprise Value			**$1,208**

Implied Transaction Statistics	Metric [(2)]	Implied TEV Multiple
Implied Transaction Total Enterprise Value / 2021A EBITDA	$110.7	10.9x
Implied Transaction Total Enterprise Value / 2022E EBITDA	110.5	10.9x

Source: Sprague Management, Public filings, Wall Street research, Capital IQ.
(1) Total debt includes the acquisition facility, the normalized working capital facility balance, and the present value of deferred consideration related to the Carbo acquisition.
(2) EBITDA projections per Sprague Management's Risked Growth Case.

Jefferies LLC / June 2022 3

Jefferies

Jefferies LLC June 2022 / Financial Analysis 4

Jefferies LLC June 2022 / Financial Model Assumptions Summary Key Points ◼ Sprague provided Jefferies with financial projections prepared by management of the general partner of Sprague, reflecting management’s “Base Case” view of the business ◼ Sprague also provided project-level financial projections prepared by management of the general partner of Sprague, for five growth opportunities, including a potential Refined Products acquisition and projects in solar, offshore wind, bio-refinery and wood pellets projects ◼ In an effort to capture the uncertainty of these opportunities, management risked EBITDA and capital expenditure projections for each upside opportunity ◼ Volumes and Adjusted Gross Margin: ─ Model contemplates various annual growth / (decline) rates across business segments and commodities / products ◼ EBITDA and Distributable Cash Flow: ─ Operating expenses similarly modeled with annual growth rates across expense categories attributable to each segment ◼ Management expects to generate $1.5 MM in cost reductions in 2023 ($750k in Terminals, $750k in G&A) ─ Maintenance capex of $14 MM in 2022E is reduced to $10.1 MM in 2023E and held flat thereafter ◼ Distribution Policy and Coverage: ─ Distributions held flat at $1.74/unit throughout the projection period ─ Total coverage of ~1.4x throughout the projection period ◼ Growth Capital Expenditures / Acquisitions & Divestitures: ─ Growth capex of $4.2 MM in 2022E increases to $5 MM in 2023E and is held flat thereafter; all growth capex is allocated to US Terminals and IT ─ No acquisitions assumed ─ Model contemplates the divestiture of the Stamford terminal for $15.5 MM in 2023 Management Base Case ◼ Assumes Base Case projections for status quo operations ◼ Assumes 50% risking for the acquisition opportunity ◼ Assumes 50% risking for Solar and Offshore Wind projects ◼ Assumes 75% risking for Bio-Refinery and Wood Pellets Management Risked Growth Case 5

Jefferies LLC June 2022 / SRLP Management Financial Projections SRLP DCF Projections SRLP Adjusted EBITDA Projections Sprague Resources Financial Summary – Base Case ($ MM, except per unit values) Key Points ◼ SRLP projections as prepared by Sprague management and provided to Jefferies on February 18, 2022 SRLP Financials 2022E 2023E 2024E 2025E 2026E Adjusted EBITDA 110.2 $ 111.8 $ 111.6 $ 112.0 $ 112.7 $ Less: Cash Interest Expense (27.6) (29.3) (29.2) (28.8) (28.6) Less: Cash Taxes (5.2) (5.5) (5.4) (5.4) (5.5) Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.6) (13.3) (13.4) (13.5) (13.6) Less: Loss (Gain) on Sale of Fixed Assets - - - - 0.0 Plus: Equity Based Compensation Expense 2.3 2.3 1.8 1.8 1.5 Plus: Other Non-Cash Adjustments - - - - 0.0 Distributable Cash Flow 63.0 $ 66.0 $ 65.3 $ 66.0 $ 66.5 $ LP Distributable Cash Flow 63.0 66.0 65.3 66.0 66.5 GP Distributable Cash Flow - - - - - Coverage Ratio 1.4x 1.4x 1.4x 1.4x 1.4x Distributed Cash Flow 45.5 $ 45.8 $ 46.0 $ 46.2 $ 46.4 $ Distribution to LP 45.5 45.8 46.0 46.2 46.4 Distribution to GP - - - - - Common Units Outstanding (MM) 26.2 26.4 26.5 26.6 26.8 LP DCF / Unit 2.40 $ 2.50 $ 2.46 $ 2.48 $ 2.48 $ LP Distribution / Unit 1.74 $ 1.74 $ 1.74 $ 1.74 $ 1.74 $ Growth Capex 4.2 $ 5.0 $ 5.0 $ 5.0 $ 5.0 $ Total Debt 396.1 $ 365.8 $ 351.8 $ 337.4 $ 322.7 $ $110.2 $111.8 $111.6 $112.0 $112.7 2022E 2023E 2024E 2025E 2026E $63.0 $66.0 $65.3 $66.0 $66.5 2022E 2023E 2024E 2025E 2026E 6

Jefferies LLC June 2022 / SRLP DCF Projections SRLP Adjusted EBITDA Projections SRLP Management Financial Projections Sprague Resources Financial Summary – Risked Growth Case ($ MM, except per unit values) Key Points ◼ Projections reflect Base Case as prepared by Sprague management with the inclusion of the risked growth opportunities SRLP Financials 2022E 2023E 2024E 2025E 2026E Adjusted EBITDA 110.5 $ 123.7 $ 126.9 $ 131.2 $ 134.0 $ Less: Cash Interest Expense (27.6) (31.3) (31.1) (30.2) (29.2) Less: Cash Taxes (5.2) (5.5) (5.4) (5.4) (5.5) Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.7) (14.9) (15.5) (16.0) (16.4) Less: Loss (Gain) on Sale of Fixed Assets - - - - 0.0 Plus: Equity Based Compensation Expense 2.3 2.3 1.8 1.8 1.5 Plus: Other Non-Cash Adjustments - - - - 0.0 Distributable Cash Flow 63.3 $ 74.3 $ 76.7 $ 81.3 $ 84.4 $ LP Distributable Cash Flow 63.3 74.3 76.7 81.3 84.4 GP Distributable Cash Flow - - - - - Coverage Ratio 1.4x 1.6x 1.7x 1.8x 1.8x Distributed Cash Flow 45.5 $ 45.8 $ 46.0 $ 46.2 $ 46.4 $ Distribution to LP 45.5 45.8 46.0 46.2 46.4 Distribution to GP - - - - - Common Units Outstanding (MM) 26.2 26.4 26.5 26.6 26.8 LP DCF / Unit 2.41 $ 2.82 $ 2.89 $ 3.05 $ 3.15 $ LP Distribution / Unit 1.74 $ 1.74 $ 1.74 $ 1.74 $ 1.74 $ Growth Capex 51.2 $ 9.5 $ 8.2 $ 7.5 $ 5.0 $ Total Debt 442.9 $ 408.7 $ 386.5 $ 359.2 $ 326.6 $ $110.5 $123.7 $126.9 $131.2 $134.0 2022E 2023E 2024E 2025E 2026E $63.3 $74.3 $76.7 $81.3 $84.4 2022E 2023E 2024E 2025E 2026E 7

Jefferies LLC June 2022 / Base Case Financial Projections Summary Summary Comparison of Sprague Management’s Base Case and Management’s Risked Growth Case Key Points ◼ Base Case reflects management’s views on Sprague’s status quo operations ◼ Risked Growth Case includes management’s view on the financial impact of the growth opportunities layered into Sprague’s status quo projections with the application of management’s risking methodology to the growth opportunities Adj. EBITDA ($ MM) Distributable Cash Flow ($ MM) Total Capital Expenditures ($ MM) Distributions Paid ($ MM) and Total Coverage (x) Source: SRLP Management Projections provided to Jefferies on February 18, 2022. Risked Growth Case 1.4x 1.4x 1.4x 1.4x 1.4x 1.4x 1.8x 1.8x 1.7x 1.6x $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 2022E 2023E 2024E 2025E 2026E $110 $112 $112 $112 $113 $111 $124 $127 $131 $134 2022E 2023E 2024E 2025E 2026E $63 $66 $65 $66 $66 $63 $74 $77 $81 $84 2022E 2023E 2024E 2025E 2026E $21 $18 $18 $19 $19 $68 $24 $24 $24 $21 2022E 2023E 2024E 2025E 2026E 8

Jefferies LLC June 2022 / Summary of Valuation Methodologies ◼ Jefferies’ approach to analyzing potential consideration in connection with a possible transaction entails several standard and customary analyses, including, but not limited to, the following: ─ Selected Public Companies Analysis, a method of valuing an entity relative to publicly-traded companies and partnerships with similar products or services, similar operating or financial characteristics or similar customers or markets ─ Discounted Cash Flow Analysis, a method of valuing an entity relative to the estimated present value of future cash flows ◼ Jefferies did not attribute any particular weight to any analysis, methodology or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of Jefferies’ analyses 9

Jefferies LLC June 2022 / $14.36 $17.99 $13.26 $17.73 $13.42 $15.08 $14.94 $16.78 $17.36 $26.84 $20.72 $24.80 $19.81 $21.40 $21.24 $23.35 $- $10.00 $20.00 $30.00 Take-Private Precedent Transactions Risked Growth Case Base Case Risked Growth Case Base Case Risked Growth Case Base Case Midpoint of 2022E Guidance Acquisition Consideration: $19.00/Unit Financial Analysis Summary – Sprague Resources LP Methodology Implied SRLP Unit Price ($/Unit) Assumptions Discounted Cash Flow Analysis Based on precedent premiums paid (25% / 75% quartiles) to: 1-day, 10-day and 30-day prior unit pricing (1) Premiums Paid Analysis is solely for informational purposes and not valuation methodology used by Jefferies. Discount rate range of 7.8% – 8.8%, terminal exit multiples of 9.5x – 11.5x Based on 2023E EV/EBITDA of 9.5x – 11.0x Selected Public Companies Analysis Based on 2022E EV/EBITDA of 10.0x – 11.5x TEV / 2022E EBITDA Based on 2022E EV/EBITDA of 10.0x – 11.5x Based on 2022E EV/EBITDA of 10.0x – 11.5x Based on 2023E EV/EBITDA of 9.5x – 11.0x Discount rate range of 7.8% – 8.8% terminal exit multiples of 9.5x – 11.5x Premiums Paid Analysis (1) TEV / 2023E EBITDA 10

Selected Comparables Analysis

($ MM, except per unit amounts)

Company	Price on 6/1/22	Share / Unit Price vs. LTM High	Share / Unit Price vs. LTM Low	Equity Value	Enterprise Value	EV / EBITDA 2022E	EV / EBITDA 2023E	Distribution Yield Current	Distribution Yield 2022E	'22E-'24E EBITDA CAGR
Sunoco LP	$ 41.36	88.1%	119.5%	$ 3,464	$ 7,935	9.8x	9.4x	8.0%	8.0%	3.7%
Global Partners LP	30.03	99.2%	154.4%	1,021	2,429	8.5x	8.8x	7.9%	8.0%	NA
Suburban Propane Partners, L.P.	17.29	97.4%	125.0%	1,089	2,203	7.9x	7.9x	7.5%	7.5%	0.6%
CrossAmerica Partners LP	22.17	95.2%	128.4%	841	1,631	10.5x	10.2x	9.5%	9.5%	NA
Blueknight Energy Partners, L.P.	4.55	98.9%	151.7%	190	601	12.1x	NA	3.7%	3.5%	NA
Average						**9.8x**	**9.1x**	**7.3%**	**7.3%**	**2.1%**
Median						**9.8x**	**9.1x**	**7.9%**	**8.0%**	**2.1%**
Sprague Resources LP (2)	**$ 15.98**	**54.3%**	**129.8%**	**$ 419**	**$ 1,130**	**10.2x**	**9.1x**	**10.9%**	**10.9%**	**7.1%**

TEV / Adj. EBITDA	Adjusted EBITDA	Valuation Multiple Low	-	Valuation Multiple High	Implied TEV Low	-	Implied TEV High	(Less) Net Debt	Implied Equity Value Low	-	Implied Equity Value High	Implied Value Per Unit Low	-	Implied Value Per Unit High
Midpoint of 2022E Guidance	$115	10.0x	-	11.5x	$1,150	-	$1,323	($710)	$440	-	$613	$16.78	-	$23.35
2022E Base Case	110	10.0x	-	11.5x	1,102	-	1,267	(710)	392	-	557	14.94	-	21.24
2022E Risked Growth Case	111	10.0x	-	11.5x	1,105	-	1,271	(710)	396	-	561	15.08	-	21.40
2023E Base Case	112	9.5x	-	11.0x	1,062	-	1,230	(710)	352	-	520	13.42	-	19.81
2023E Risked Growth Case	124	9.5x	-	11.0x	1,175	-	1,361	(710)	465	-	651	17.73	-	24.80

Source: Public filings, Capital IQ, Wall Street research and SRLP Management.
(1) Includes common units, other classes of LP units and implied equity value of GP.
(2) Total debt includes the acquisition facility, the normalized working capital facility balance, and the present value of deferred consideration related to the Carbo acquisition.. EBITDA estimates reflect Management's Risked Growth Case projections.

Jefferies LLC / June 2022
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Jefferies

Jefferies LLC June 2022 / Discount Rate 7.8% 8.3% 8.8% Terminal EBITDA Multiple 9.5x 10.5x 11.5x 9.5x 10.5x 11.5x 9.5x 10.5x 11.5x 2026E EBITDA 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ 112.7 $ Terminal Value 1,071.0 $ 1,183.7 $ 1,296.5 $ 1,071.0 $ 1,183.7 $ 1,296.5 $ 1,071.0 $ 1,183.7 $ 1,296.5 $ PV of Terminal Value 735.4 $ 812.9 $ 890.3 $ 718.6 $ 794.3 $ 869.9 $ 702.3 $ 776.2 $ 850.1 $ PV of Free Cash Flow 363.2 363.2 363.2 359.2 359.2 359.2 355.3 355.3 355.3 Implied Enterprise Value 1,098.6 $ 1,176.0 $ 1,253.4 $ 1,077.8 $ 1,153.5 $ 1,229.1 $ 1,057.6 $ 1,131.5 $ 1,205.4 $ Implied Equity Value 388.8 466.3 543.7 368.1 443.7 519.4 347.8 421.8 495.7 Implied Per Unit Value 14.82 $ 17.77 $ 20.72 $ 14.03 $ 16.91 $ 19.79 $ 13.26 $ 16.07 $ 18.89 $ Discounted Cash Flow Analysis – Management’s Base Case ($ MM, except per unit amounts) Source: SRLP Management Projections. (1) Total debt includes the acquisition facility, the normalized working capital facility balance, and the present value of deferred consideration related to the Carbo acquisition. (1) For the Years Ending December 31, Terminal 2022E 2023E 2024E 2025E 2026E Value Adjusted EBITDA 110.2 $ 111.8 $ 111.6 $ 112.0 $ 112.7 $ Terminal EBITDA 112.7 $ Less: Cash Taxes (5.2) (5.5) (5.4) (5.4) (5.5) Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.6) (13.3) (13.4) (13.5) (13.6) Less: Growth Capital Expenditures (4.2) (5.0) (5.0) (5.0) (5.0) Terminal Exit Multiple 10.5x Free Cash Flow 84.1 $ 88.0 $ 87.7 $ 88.1 $ 88.6 $ Terminal Value 1,183.7 $ Discount Period (Mid-Period Convention) 0.500 1.500 2.500 3.500 4.500 5.000 7.8% Discount Rate PV of Free Cash Flow 81.0 $ 78.6 $ 72.7 $ 67.7 $ 63.2 $ PV of Terminal Value 812.9 $ Implied Enterprise Value 1,176.0 $ 8.8% Discount Rate PV of Free Cash Flow 80.7 $ 77.5 $ 71.0 $ 65.5 $ 60.6 $ PV of Terminal Value 776.2 $ Implied Enterprise Value 1,131.5 $ Discount Rate Range 7.8% - 8.8% Sum of PV of Interim FCF $363.2 - $355.3 PV of Terminal Value 812.9 - 776.2 Implied Enterprise Value $1,176.0 $1,131.5 Less: Total Debt (714.3) - (714.3) Plus: Cash & Cash Equivalents 4.6 - 4.6 Implied Equity Value $466.3 - $421.8 Divided by: Fully Diluted Units Outstanding 26.2 - 26.2 Implied Unit Value $17.77 - $16.07 12

Jefferies LLC June 2022 / Discount Rate 7.8% 8.3% 8.8% Terminal EBITDA Multiple 9.5x 10.5x 11.5x 9.5x 10.5x 11.5x 9.5x 10.5x 11.5x 2026E EBITDA 134.0 $ 134.0 $ 134.0 $ 134.0 $ 134.0 $ 134.0 $ 134.0 $ 134.0 $ 134.0 $ Terminal Value 1,273.0 $ 1,407.0 $ 1,541.0 $ 1,273.0 $ 1,407.0 $ 1,541.0 $ 1,273.0 $ 1,407.0 $ 1,541.0 $ PV of Terminal Value 874.2 $ 966.2 $ 1,058.2 $ 854.2 $ 944.1 $ 1,034.0 $ 834.7 $ 922.6 $ 1,010.5 $ PV of Free Cash Flow 355.9 355.9 355.9 351.4 351.4 351.4 347.1 347.1 347.1 Implied Enterprise Value 1,230.0 $ 1,322.1 $ 1,414.1 $ 1,205.6 $ 1,295.5 $ 1,385.4 $ 1,181.8 $ 1,269.7 $ 1,357.6 $ Implied Equity Value 520.3 612.3 704.3 495.8 585.8 675.7 472.1 559.9 647.8 Implied Per Unit Value 19.83 $ 23.34 $ 26.84 $ 18.90 $ 22.32 $ 25.75 $ 17.99 $ 21.34 $ 24.69 $ Discounted Cash Flow Analysis – Management’s Risked Growth Case ($ MM, except per unit amounts) Source: SRLP Management Projections. (1) Total debt includes the acquisition facility, the normalized working capital facility balance, and the present value of deferred consideration related to the Carbo acquisition. (1) For the Years Ending December 31, Terminal 2022E 2023E 2024E 2025E 2026E Value Adjusted EBITDA 110.5 $ 123.7 $ 126.9 $ 131.2 $ 134.0 $ Terminal EBITDA 134.0 $ Less: Cash Taxes (5.2) (5.5) (5.4) (5.4) (5.5) Less: Maintenance Capex (incl. Capital Leases Princ. Pmts.) (16.7) (14.9) (15.5) (16.0) (16.4) Less: Growth Capital Expenditures (51.2) (9.5) (8.2) (7.5) (5.0) Terminal Exit Multiple 10.5x Free Cash Flow 37.4 $ 93.8 $ 97.9 $ 102.3 $ 107.1 $ Terminal Value 1,407.0 $ Discount Period (Mid-Period Convention) 0.500 1.500 2.500 3.500 4.500 5.000 7.8% Discount Rate PV of Free Cash Flow 36.0 $ 83.8 $ 81.1 $ 78.6 $ 76.4 $ PV of Terminal Value 966.2 $ Implied Enterprise Value 1,322.1 $ 8.8% Discount Rate PV of Free Cash Flow 35.9 $ 82.6 $ 79.2 $ 76.1 $ 73.3 $ PV of Terminal Value 922.6 $ Implied Enterprise Value 1,269.7 $ Discount Rate Range 7.8% - 8.8% Sum of PV of Interim FCF $355.9 - $347.1 PV of Terminal Value 966.2 - 922.6 Implied Enterprise Value $1,322.1 $1,269.7 Less: Total Debt (714.3) - (714.3) Plus: Cash & Cash Equivalents 4.6 - 4.6 Implied Equity Value $612.3 - $559.9 Divided by: Fully Diluted Units Outstanding 26.2 - 26.2 Implied Unit Value $23.34 - $21.34 13

Selected Take-Private Precedent Transactions – Premiums Paid Analysis

Announcement Date	Acquirer	Target	Transaction Type	Consideration	Price: Offer	Price: One-Day Prior Spot	Price: 10-Trading Day Prior Average	Price: 20-Trading Day Prior Average	% Premium: One-Day Prior Spot	% Premium: 10-Trading Day Prior Average	% Premium: 20-Trading Day Prior Average
4/22/22	Ergon, Inc.	Blueknight Energy Partners, L.P.	Affiliate	Cash	$ 4.65	$ 3.07	$ 3.08	$ 3.11	51.5%	51.0%	49.6%
12/20/21	BP	BP Midstream Partners	Affiliate	Stock	14.75	13.01	13.79	13.93	13.4%	7.0%	5.9%
10/27/21	Phillips 66	Phillips 66 Partners	Affiliate	Stock	41.11	39.21	39.52	38.53	4.8%	4.0%	6.7%
3/5/21	Chevron	Noble Midstream Partners	Affiliate	Stock	15.18	12.47	12.00	12.30	21.8%	26.5%	23.5%
12/15/20	TC Energy Corp	TC Pipeline LP	Affiliate	Stock	30.95	25.90	26.42	27.45	19.5%	17.1%	12.7%
7/27/20	CNX Resources Corporation	CNX Midstream Partners	Affiliate	Stock	8.47	6.61	6.52	6.51	28.1%	29.9%	30.1%
12/17/19	Blackstone Infrastructure Partners	Tallgrass Energy, LP	Affiliate	Cash	22.45	14.35	15.45	16.54	56.4%	45.3%	35.7%
5/8/19	MPLX LP	Andeavor Logistics LP	Affiliate	Stock	36.54	33.85	33.76	33.96	7.9%	8.2%	7.6%
3/18/19	ArcLight Capital	American Midstream Partners, LP	Affiliate	Cash	5.25	6.35	5.99	6.02	(17.3%)	(12.3%)	(12.8%)
11/26/18	ArcLight Capital	TransMontaigne Partners LP	Affiliate	Cash	41.00	36.40	37.08	37.55	12.6%	10.6%	9.2%
11/8/18	Western Gas Equity Partners	Western Gas Partners	Affiliate	Stock	50.33	46.77	41.10	44.19	7.6%	22.5%	13.9%
10/22/18	EnLink Midstream	EnLink Midstream Partners	Affiliate	Cash	18.46	18.26	18.31	18.53	1.1%	0.8%	(0.4%)
10/18/18	Valero Energy Corporation	Valero Energy Partners LP	Affiliate	Cash	42.25	39.85	39.53	38.76	6.0%	6.9%	9.0%
10/9/18	Antero Midstream GP LP	Antero Midstream Partners	Affiliate	Stock	31.41	26.49	27.33	28.79	18.6%	14.9%	9.1%
9/18/18	Enbridge Inc	Enbridge Energy Partners	Affiliate	Stock	11.48	11.25	11.42	11.42	2.1%	0.6%	0.5%
8/24/18	Enbridge Inc	Spectra Energy Partners	Affiliate	Stock	40.00	37.85	37.50	36.84	5.7%	6.7%	8.6%
8/1/18	Energy Transfer Equity	Energy Transfer Partners	Affiliate	Stock	23.59	21.21	20.83	19.60	11.2%	13.3%	20.4%
6/19/18	Cheniere Energy, Inc.	Cheniere Partners Holdings	Affiliate	Stock	30.93	30.28	30.02	29.06	2.2%	3.0%	6.5%
5/17/18	Williams	Williams Partners	Affiliate	Stock	39.87	35.10	36.59	37.26	13.6%	9.0%	7.0%
4/26/18	EQT Midstream Partners	Rice Midstream Partners	Affiliate	Stock	20.66	18.82	18.44	18.24	9.8%	12.1%	13.3%
3/26/18	Tallgrass Energy GP	Tallgrass Energy Partners	Affiliate	Stock	35.42	35.20	37.97	38.40	0.6%	(6.7%)	(7.8%)
4/4/17	World Point Terminals, Inc.	World Point Terminals LP	Affiliate	Cash	17.30	16.35	16.23	16.41	5.8%	6.6%	5.4%
3/2/17	VTTI, B.V.	VTTI Energy Partners, LP	Affiliate	Cash	19.50	18.40	18.59	18.54	6.0%	4.9%	5.2%
1/27/17	Enbridge Energy Company	Midcoast Energy Partners LP	Affiliate	Cash	8.00	8.75	8.13	7.72	(8.6%)	(1.6%)	3.6%
11/1/16	TransCanada Corporation	Columbia Pipeline Partners	Affiliate	Cash	17.00	16.00	16.17	16.18	6.3%	5.1%	5.1%
Max									**56.4%**	**51.0%**	**49.6%**
75% Quartile									**13.6%**	**14.9%**	**13.3%**
Mean									**11.5%**	**11.4%**	**10.7%**
Median									**7.6%**	**7.0%**	**7.6%**
25% Quartile									**4.8%**	**4.0%**	**5.2%**
Min									**(17.3%)**	**(12.3%)**	**(12.8%)**
1/11/22	**Hartree Partners**	**Sprague Resources Partners**	**Affiliate**	**Cash**	**$19.00**	**$15.28**	**$14.13**	**$13.66**	**24.3%**	**34.5%**	**39.1%**

Source: Capital IQ, Public filings.

Jefferies LLC / June 2022

14

Jefferies

Jefferies LLC June 2022 / Implied Unit Price Current % Premium One-Day 10-Trading Day 20-Trading Day Implied Price per Unit Prior Spot Prior Average Prior Average SRLP Unit Prices (as of 01/11/22) $15.28 $14.13 $13.66 High 56.4% 51.0% 49.6% 75% Quartile 13.6% 14.9% 13.3% Mean 11.5% 11.4% 10.7% Median 7.6% 7.0% 7.6% 25% Quartile 4.8% 4.0% 5.2% Low (17.3%) (12.3%) (12.8%) Implied Value per SRLP Unit: High $23.90 $21.33 $20.43 75% Quartile 17.36 16.24 15.47 Mean 17.03 15.74 15.12 Median 16.44 15.11 14.69 25% Quartile 16.02 14.70 14.36 Low 12.63 12.39 11.91 Selected Take-Privates – Premiums Paid Analysis (Cont’d) 15

Jefferies LLC June 2022 / Appendix 16

Jefferies LLC June 2022 / Midstream Distribution Coverage 1.09x 1.08x 1.10x 1.20x 1.12x 1.15x 1.19x 1.20x 1.17x 1.21x 1.25x 1.30x 1.37x 1.50x 1.57x 1.75x 1.90x 1.83x 1.82x 1.82x 1.83x 1.84x 1.84x Yield-Based Valuation Methodologies Becoming Less Relevant Current Distribution Yield Source: Wells Fargo Midstream Monthly Outlook: March 2022 and Capital IQ as of 6/1/22. Key Points ◼ MLP sector valuations have shifted to a focus on EV / EBITDA multiples and away from yield-based methodologies as companies have increased distribution coverage levels 2022E EV / EBITDA 12.1x 10.5x 10.2x 9.8x 8.5x 7.9x BKEP CAPL SRLP SUN GLP SPH 3.7% 9.5% 10.9% 8.0% 7.9% 7.5% BKEP CAPL SRLP SUN GLP SPH 17

Jefferies LLC June 2022 / Weighted Average Cost of Capital Analysis 18

Weighted Average Cost of Capital Analysis

($ MM)

Unlevered Beta

Company	Equity Value[1]	Total Debt Value[2]	Preferred Equity	Total Cap.	D / E Ratio	Total Debt / Total Cap.	Levered Beta[3]	Unlevered Beta[4]
Sunoco LP	$ 3,464	$ 3,680	$ -	$ 7,144	106.2%	51.5%	0.61	0.29
Global Partners LP	1,021	1,392	152	2,564	136.3%	54.3%	0.71	0.28
Suburban Propane Partners, L.P.	1,089	1,121	-	2,210	103.0%	50.7%	0.55	0.27
CrossAmerica Partners LP	841	802	-	1,642	95.4%	48.8%	0.70	0.36
Sprague Resources	419	714	-	1,134	170.4%	63.0%	0.24	0.09
Blueknight Energy Partners, L.P.	190	110	297	598	57.8%	18.4%	0.58	0.18
				Mean	**111.5%**	**47.8%**	**0.56**	**0.25**

Weighted Average Cost of Capital

Cost of Equity	
Unlevered Beta[4]	0.25
Relevered Beta[5] (β)	0.59
Risk-Free Rate[6] (Rf)	3.3%
Market Risk Premium[7] (Rm)	7.5%
Equity Size Premium[8] (Re)	2.1%
Cost of Common Equity = Rf + β*(Rm)+Re	**9.8%**

Component	Weight	Pre-Tax	After-Tax	Contribution
Debt[9]	47.8%	6.7%	6.7%	3.2%
Equity	52.2%	9.8%	9.8%	5.1%
			WACC	**8.3%**

Source: Public filings, Bloomberg and Capital IQ.
(1) Represents common equity value.
(2) Based on total debt balance.
(3) Two-year historical, weekly adjusted beta per Bloomberg as of 6/1/22.
(4) Unlevered Beta = Levered Beta / (1+((1-t)*D/E)+P/E); reflects 0.0% tax rate for non-tax paying partnerships.
(5) Relevered based on selected companies' average capital structure.
(6) 20-year U.S. government bond yield as of 6/1/22 per Bloomberg.
(7) Historical long-term equity risk premium per Duff & Phelps Cost of Capital Navigator as of 6/1/22.
(8) Ninth decile size premium per Duff & Phelps Cost of Capital Navigator as of 6/1/22.
(9) Pre-tax cost of debt based on the weighted average YTW of peers' outstanding notes as of 6/1/22.

Jefferies LLC / June 2022 19

Jefferies